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                     January 19, 2021

       Nancy Walsh
       Chief Financial Officer
       Lumber Liquidators Holdings, Inc.
       4901 Bakers Mill Lane
       Richmond , VA 23230

                                                        Re: Lumber Liquidators
Holdings, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed February 25,
2020
                                                            File No. 001-33767

       Dear Ms. Walsh:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services